UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): July 16, 2004

COMSTOCK RESOURCES, INC.

(Exact Name of Registrant as Specified in Charter)

STATE OF NEVADA	000-16741	94-1667468

(State or other jurisdiction incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5300 Town And Country Boulevard
Suite 500
Frisco, Texas 75034
(Address of principal executive offices)

(972) 668-8800
(Registrant’s Telephone No.)

Item 2.	Acquisition or Disposition of Assets.

     On December 8, 1997, Comstock Resources, Inc. (the “Company”) acquired certain oil and natural gas properties from and entered into a joint exploration venture with Bois d’Arc Offshore, Ltd. (“Bois d’Arc”) which covers the state coastal waters of Louisiana and Texas and corresponding federal offshore waters in the Gulf of Mexico.

     On July 16, 2004, Comstock Offshore, LLC, an indirect wholly-owned subsidiary of the Company, contributed its interests in substantially all of its oil and natural gas properties located in the state and federal waters in the Gulf of Mexico (which were either acquired from or developed with Bois d’Arc under the joint exploration venture), net of $102.7 million in related debt, to Bois d’Arc Energy, LLC, a recently-formed Nevada limited liability company (“Bois d’Arc Energy”). Boisd’Arc, and its two principals, Wayne L. Laufer and Gary W. Blackie, as well as several other persons and entities, also contributed their respective interests in certain oil and natural gas properties that were developed under the joint exploration venture and their respective interests in certain entities that own such properties to Bois d’Arc Energy. The press release announcing these transactions is attached hereto as Exhibit 99.1.

     As a result of these transactions, Comstock Offshore acquired 5,987 Class A Units and 29,935,761 Class B Units of Bois d’Arc Energy’s membership interests, and holds an approximately 59.9% equity interest in Bois d’Arc Energy. The principle followed in determining the equity interests in Bois d’Arc Energy received by Comstock Offshore for its contribution to the new venture was a valuation of the properties contributed relative to the value of properties contributed by all other participants.

     The Company will account for its interest in the joint venture based on its proportionate ownership. As such, the impact on the Company’s consolidated financial statements will not be material.

     M. Jay Allison, the Company’s Chairman of the Board, President and Chief Executive Officer, is a Manager and Chairman of the Board of Bois d’Arc Energy, and Roland O. Burns, the Company’s Senior Vice President, Chief Financial Officer and Secretary, is a Manager and the Senior Vice President, Chief Financial Officer and Secretary of Bois d’Arc Energy. Wayne L. Laufer and Gary W. Blackie are also Managers of Bois d’Arc Energy and its Chief Executive Officer and President, respectively. Messrs. Laufer and Blackie are the co-founders of Bois d’Arc Offshore, Ltd., a Gulf of Mexico exploration company, which was the Company’s partner in an exploration venture described herein. In connection with the contribution transactions, such venture was terminated. Messrs. Allison, Burns, Laufer and Blackie each received options to purchase 500,000 Class B Units and 1,000,000 restricted Class C Units of Bois d’Arc Energy (which are convertible into a maximum of 500,000 Class B Units depending upon the future value of Bois d’Arc Energy). All of the Class B Unit options and restricted Class C Units vest ratably over a five-year period based upon service to Bois d’Arc Energy.

     The Company will provide accounting, financial reporting, human resources and other administrative services to Bois d’Arc Energy pursuant to a services agreement. The Company will receive $20,000 per month for these services, plus out-of-pocket costs.

     In connection with the Bois d’Arc Energy contribution transactions, Bois d’Arc Energy and its subsidiaries each became subsidiary guarantors of the debt incurred by the Company under its bank credit facility and if requested by the lenders will be required to pledge their assets to secure such debt. Bois d’Arc Energy and its subsidiaries also became guarantors under the Company’s indenture for $175 million principal amount of its 6 7/8% senior notes. In addition, the Company has made available to Bois d’Arc Energy a revolving line of credit in a maximum outstanding amount of $200 million, of which approximately $152 million is outstanding as of the date of this filing. At the request of the Company, Bois d’Arc Energy and its subsidiaries will be required to grant a second priority lien on their assets to secure the loans under this credit facility, which bear interest at LIBOR plus 2% or the base rate plus 0.75% per annum (at Bois d’Arc Energy’s option). This credit facility matures on December 31, 2005, or upon Bois d’Arc Energy’s earlier election.

     Bois d’Arc Energy expects to refinance the amounts outstanding under the Company provided credit facility in the near future. The refinancing may include an initial public offering of its common stock, depending on market conditions and various other factors. The Company anticipates that it will have a significant ownership interest in Bois d’Arc Energy after the refinancing. If Bois d’Arc Energy does not complete a financing transaction which generates sufficient proceeds to repay all of the amounts outstanding under the line of credit with the Company by December 1, 2004 (or such later date as is determined by Bois d’Arc Energy’s Board of Managers), Bois d’Arc Energy will be dissolved and liquidated in a manner designed to put the members in a position as near as possible to the same economic position that the members would have been in if the members had never formed Bois d’Arc Energy and instead had continued to own their respective properties individually.

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits

(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Exhibits. The following exhibits are filed with this document:

Exhibit No.	Description

99.1	Press Release dated July 19, 2004 announcing the closing of the transactions.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

COMSTOCK RESOURCES, INC.

Dated: July 23, 2004	By:	/s/ M. Jay Allison

M. Jay Allison
President and Chief Executive Officer